Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Director of Investor Relations
November 5, 2012	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY REPORTS THIRD QUARTER 2012 RESULTS

WEST DES MOINES, Iowa (November 5, 2012) -American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported third quarter 2012 operating income1 of $22.2 million, or $0.34 per diluted common share, compared to third quarter 2011 operating income of $41.5 million, or $0.67 per diluted common share. Operating income for the third quarter of 2012 was impacted by revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements and the liability for future benefits to be paid under the living income benefit rider which reduced operating income by $4.9 million or $0.07 per diluted common share. Operating income for the third quarter of 2011 was impacted by similar assumption revisions which increased operating income by $12.5 million or $0.20 per diluted common share.
Highlights for the third quarter of 2012 include:

▪	Annuity sales for the third quarter of 2012 were $982 million (before coinsurance) compared to second quarter 2012 annuity sales of $917 million (before coinsurance).

▪	Total invested assets grew to $26.0 billion (amortized cost basis = $23.4 billion).

▪	Investment spread for the third quarter of 2012 was 2.62% compared to 2.70% for the second quarter of 2012.

▪	Estimated risk-based capital (RBC) ratio at September 30, 2012 based upon trailing twelve months annuity sales remained above target at 336%.

1     In addition to net income (loss), American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See the Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income (loss) for the periods presented. Net loss was $7.8 million for the third quarter of 2012, compared to $13.1 million for the same period in 2011.

SPREAD RESULT IMPACTED BY CASH
American Equity's investment spread for the third quarter of 2012 continued to be affected by the impact of holding excess cash during the quarter. The average excess cash balance for the third quarter of 2012 was $1.7 billion compared to $1.4 billion and $759 million for the second and first quarters of 2012. The foregone investment income from holding such excess cash balance is estimated at 0.29% for the third quarter of 2012 compared to 0.27% and 0.14% for the second and first quarters of 2012. The excess cash balance is primarily attributable to calls of U.S. Government agency and other securities which totaled $3.8 billion in the first nine months of 2012 with an average yield of 5.31%. The high level of excess cash may persist for several more quarters as the Company holds $932 million of U.S. Government agency securities with coupon rates of 4.00% or higher that are expected to be called in the fourth quarter of 2012 and another $949 million of such securities that are callable in the first six months of 2013.
The adjusted investment spread of 2.86% for the third quarter of 2012 was 0.09% less than the adjusted investment spread of 2.95% for the second quarter of 2012. Other items accounting for the difference in reported investment spread and adjusted investment spread included a 0.04% benefit from additional prepayment and fee income on commercial real estate mortgages, residential mortgage backed securities and corporate bonds and a 0.01% benefit from over hedging index credits to index annuity policyholders.
The average yield on invested assets including the excess cash balance was 5.17% for the third quarter of 2012 compared to 5.34% and 5.61% in the second and first quarters of 2012. Investment yield continues to decline due to the increasing level of excess cash and as proceeds from securities called for redemption and new premiums are invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the third quarter of 2012 was 4.02% compared to an average yield of 4.48% for fixed income securities purchased and commercial mortgage loans funded in the first six months of 2012.
The decrease in investment yield was partially offset by a reduction in the aggregate cost of money on annuity liabilities to 2.55% in the third quarter of 2012 compared to 2.64% and 2.68% in the second and first quarters of 2012. The reduction in the cost of money reflects management's actions to maintain target spreads in the declining investment yield environment by adjusting new money and renewal crediting rates to policyholders.
John M. Matovina, Chief Executive Officer and President commented: “Meeting spread targets represents an ongoing challenge for our industry as governmental agencies encourage extremely low interest rates and demand for fixed income securities remains very high. We are committed to restoring our investment spread to the 3.00% target through the investment of redemption proceeds from calls of government agency securities and new annuity deposits into high quality investments and the appropriate management of crediting rates to policyholders. As reported in our Financial Supplement for this quarter, we have significant flexibility to adjust crediting rates. Rate adjustments already implemented should lower our cost of money by 0.20% - 0.25% over the next twelve months and we intend to make further adjustments in 2013. In response to the low interest rate environment, we have expanded the asset classes in our investment portfolio to include commercial mortgage-backed securities and other asset-backed securities with investment grade credit quality. We are considering further diversification into other asset classes, but remain committed to maintaining a high quality investment portfolio with low credit risk.”
DAC UNLOCKING
During the third quarter of 2012 American Equity revised several assumptions utilized in the determination of deferred policy acquisition costs and deferred sales inducements. Two of the more significant assumption changes were for investment spreads and surrender charge income. This unlocking increased amortization of deferred sales inducements and deferred policy acquisition costs used in the determination of third quarter 2012 operating income by $2.4 million and $7.3 million, respectively and reduced third quarter 2012 operating income by $6.3 million or $0.09 per diluted common share.
Similarly, during the third quarter of 2012, American Equity revised assumptions utilized in the determination of the liability for future benefits to be paid under the living income benefit rider to be consistent with the assumption changes for the determination of deferred policy acquisition costs and deferred sales inducements. The living income benefit rider assumption changes decreased the liability and decreased interest sensitive and index products benefits by $2.2 million and increased third quarter 2012 operating income by $1.4 million or $0.02 per diluted common share.
SALES OUTLOOK
The pace of sales of new annuities picked up in the third quarter of 2012, with total sales for the quarter at $982 million compared to $917 million in the second quarter of 2012. David J. Noble, founder and Executive Chairman commented: “As we reported in our last release, we anticipated that the competitive environment would be more favorable to us in the second half of 2012 and that turned out to be true in the third quarter. While the fourth quarter is off to a good start, we remain committed to our disciplined approach to spread and product pricing management, and anticipate making adjustments to our rates and perhaps other product terms before the end of the quarter that might weaken our competitive posture unless our competitors make similar adjustments. Growth in our earnings power is not completely dependent on sales. Whether the pace of sales accelerates or slows from current levels, we have significant earnings capacity from our $26 billion of invested assets, and should continue to grow assets in the quarters ahead.”
Noble continued, “In a financial environment characterized by low levels of current income and volatile equity markets, our products offer an attractive alternative for the retirement savings market. Our index annuities guarantee principal and a minimum rate of return, offering 'sleep' insurance during times of market volatility. In strong equity markets, our policyholders can capture some of the upside and earn a higher return than competing safe money fixed income products. And with our lifetime income benefit rider, policyholders can receive a guaranteed income for life even if their underlying contract value is fully paid out. We believe American Equity is well positioned to capitalize on growing demand for guaranteed retirement income products. With attractive products that are right for our times, and the established strength of an industry leader with over $26 billion of invested assets, we are optimistic about our growth opportunities for the years ahead.”
LITIGATION RESERVE
Based upon developments in mediation discussions concerning potential settlement terms of a purported class action lawsuit, American Equity established an estimated litigation liability of $17.5 million during the third quarter of 2012 ($9.6 million after offsets for income taxes and adjustments to deferred policy acquisition costs and deferred sales inducements). While American Equity denies liability for the claims asserted by the purported class, it believes settlement of this matter is in the best interests of the company, its policyholders, agents, and shareholders.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2012 earnings on Tuesday, November 6, 2012, at 10 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 800-299-6183, passcode 44622167 (international callers, please dial 1-617-801-9713). An audio replay will be available via telephone through November 27, 2012 at 1-888-286-8010, passcode 89388932 (international callers will need to dial 1-617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

###

American Equity Investment Life Holding Company

Net Income/Operating Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,300	$3,126	$9,770	$9,331
Annuity product charges	23,875	20,405	65,176	57,259
Net investment income	318,594	305,502	965,763	894,508
Change in fair value of derivatives	161,090	(333,621)	269,404	(206,997)
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(1,238)	(17,292)	(7,925)	(19,339)
OTTI losses on investments:
Total OTTI losses	—	(5,133)	(2,156)	(10,346)
Portion of OTTI losses recognized from other comprehensive income	(1,686)	(3,758)	(3,389)	(7,345)
Net OTTI losses recognized in operations	(1,686)	(8,891)	(5,545)	(17,691)
Total revenues	503,935	(30,771)	1,296,643	717,071

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,865	1,888	6,232	6,282
Interest sensitive and index product benefits (a) (d)	246,105	223,232	527,961	621,317
Amortization of deferred sales inducements (c)	7,709	(28,065)	50,359	22,892
Change in fair value of embedded derivatives	188,201	(205,565)	466,278	(138,225)
Interest expense on notes payable	7,141	7,984	21,208	23,723
Interest expense on subordinated debentures	3,235	3,488	10,384	10,435
Interest expense on amounts due under repurchase agreements	—	—	—	5
Amortization of deferred policy acquisition costs (c)	25,954	(28,930)	105,086	65,155
Other operating costs and expenses (b)	36,170	15,903	76,785	50,011
Total benefits and expenses	516,380	(10,065)	1,264,293	661,595
Income (loss) before income taxes	(12,445)	(20,706)	32,350	55,476
Income tax expense (benefit)	(4,616)	(7,638)	10,949	18,927
Net income (loss) (a) (b) (c) (d)	(7,829)	(13,068)	21,401	36,549
Net realized losses and net OTTI losses on investments, net of offsets	1,415	8,988	5,823	12,738
Net effect of derivatives and other index annuity, net of offsets	19,000	45,544	42,478	51,764
Litigation reserve, net of offsets	9,580	—	9,580	—
Operating income (a) (b) (d) (e)	$22,166	$41,464	$79,282	$101,051

Earnings (loss) per common share	$(0.13)	$(0.22)	$0.35	$0.62
Earnings (loss) per common share - assuming dilution (a) (b) (c) (d)	$(0.13)	$(0.22)	$0.34	$0.59
Operating income per common share	$0.35	$0.70	$1.31	$1.70
Operating income per common share - assuming dilution (a) (b) (d) (e)	$0.34	$0.67	$1.22	$1.62

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	62,504	59,596	60,723	59,429
Earnings (loss) per common share - assuming dilution	65,262	62,698	65,232	62,783

(a)
Nine months ended September 30, 2011 includes an adjustment recorded in the first quarter 2011 to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million, increased net income and operating income by $2.7 million and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.

(b)	See note (b) on page 2.

(c)	See note (c) on page 2.

(d)	See note (d) on page 3.

(e)	See note (e) on page 3.

American Equity Investment Life Holding Company

Operating Income
Three months ended September 30, 2012 (Unaudited)

		Adjustments
	As Reported	Realized Losses and Other Adjustments	Derivatives and Other Index Annuity	Operating Income (a) (e)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,300	$—	$—	$3,300
Annuity product charges	23,875	—	—	23,875
Net investment income	318,594	—	—	318,594
Change in fair value of derivatives	161,090	—	(96,232)	64,858
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(1,238)	1,238	—	—
Net OTTI losses recognized in operations	(1,686)	1,686	—	—
Total revenues	503,935	2,924	(96,232)	410,627

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,865	—	—	1,865
Interest sensitive and index product benefits (d)	246,105	—	—	246,105
Amortization of deferred sales inducements (c)	7,709	1,306	26,972	35,987
Change in fair value of embedded derivatives	188,201	—	(186,362)	1,839
Interest expense on notes payable	7,141	—	—	7,141
Interest expense on subordinated debentures	3,235	—	—	3,235
Interest expense on amounts due under repurchase agreements	—	—	—	—
Amortization of deferred policy acquisition costs (c)	25,954	2,077	33,559	61,590
Other operating costs and expenses (b)	36,170	(17,532)	—	18,638
Total benefits and expenses	516,380	(14,149)	(125,831)	376,400
Income (loss) before income taxes	(12,445)	17,073	29,599	34,227
Income tax expense (benefit)	(4,616)	6,078	10,599	12,061
Net income (loss) (b) (c) (d)	$(7,829)	$10,995	$19,000	$22,166

Earnings (loss) per common share	$(0.13)			$0.35
Earnings (loss) per common share - assuming dilution (b) (c) (d)	$(0.13)			$0.34

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, litigation reserve and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

(b)
Other operating costs and expenses for the three and nine months ended September 30, 2012 include $2.2 million and $7.2 million, respectively, of expense related to the impact of the prospective adoption (effective January 1, 2012) of revised accounting guidance for deferred policy acquisition costs. This change, including the impact on related amortization expense, increased the net loss and decreased operating income for the three months ended September 30, 2012 by $1.5 million, decreased net income and operating income for the nine months ended September 30, 2012 by $4.6 million, increased loss per common share - assuming dilution and decreased operating income per common share - assuming dilution for the three months ended September 30, 2012 by $0.02 per share, and decreased earnings per common share - assuming dilution and operating income per common share - assuming dilution for the nine months ended September 30, 2012 by $0.07 per share.

(c)
Three and nine months ended September 30, 2012 include expense from unlocking which decreased amortization of deferred sales inducements by $0.2 million and increased amortization of deferred policy acquisition costs by $3.7 million, increased the net loss for the three months ended September 30, 2012 and decreased net income for the nine months ended September 30, 2012 by $2.2 million and increased loss per common share - assuming dilution for the three months ended September 30, 2012 and decreased earnings per common share - assuming dilution for the nine months ended September 30, 2012 by $0.03 per share.

Three and nine months ended September 30, 2011 include benefit from unlocking which reduced amortization of deferred sales inducements by $5.0 million and amortization of deferred policy acquisition costs by $9.1 million, reduced the net loss for the three months ended September 30, 2011 and increased net income for the nine months ended September 30, 2011 by $9.1 million, reduced loss per common share - assuming dilution for the three months ended September 30, 2011 by $0.15 per share, and increased earnings per common share - assuming dilution for the nine months ended September 30, 2011 by $0.14 per share.

American Equity Investment Life Holding Company

(d)
Three and nine months ended September 30, 2012 include a benefit from the revision of assumptions used in determining reserves held for living income benefit riders consistent with unlocking for deferred policy acquisition costs and deferred sales inducements. The impact decreased interest sensitive and index product benefits for the three and nine months ended September 30, 2012 by $2.2 million; reduced the net loss for the three months ended September 30, 2012, increased net income for the nine months ended September 30, 2012 and increased operating income for the three and nine months ended September 30, 2012 by $1.4 million; reduced loss per common share - assuming dilution for the three months ended September 30, 2012 and increased earnings per common share - assuming dilution for the nine months ended September 30, 2012 and operating income per common share - assuming dilution for the three months and nine months ended September 30, 2012 by $0.02 per share.

(e)
Three and nine months ended September 30, 2012 includes expense from unlocking which increased amortization of deferred sales inducements by $2.4 million and amortization of deferred policy acquisition costs by $7.3 million which reduced operating income by $6.3 million and operating income per common share - assuming dilution by $0.09 per share.

Three and nine months ended September 30, 2011 includes benefit from unlocking which reduced amortization of deferred sales inducements by $7.3 million and amortization of deferred policy acquisition costs by $12.1 million which increased operating income by $12.5 million and operating income per common share - assuming dilution by $0.20 per share.